EXHIBIT 11

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          ARKANSAS BEST CORPORATION
                             Three Months Ended          Six Months Ended
                                  June 30                    June 30
                              1994       1993          1994         1993
                                ($ thousands, except per share data)

PRIMARY:
Average shares
  outstanding              19,200,077   19,125,633  19,197,936   19,092,053

Net effect of dilutive
 stock options --
 Based on the treasury
 stock method using
 average market price               -        1,431     106,713       68,777
                           ----------   ----------  ----------   ----------
  Average common shares
   outstanding             19,200,077   19,127,064  19,304,649   19,160,830
                           ==========   ==========  ==========   ==========

Income before extra-
 ordinary item             $   (3,408)  $    4,431  $    2,167   $    6,593
Less:  Preferred stock
 dividend                       1,075        1,075       2,149        1,755
                           ----------   ----------  ----------   ----------
                               (4,483)       3,356          18        4,838
Extraordinary item:
 Loss on extinguishment
  of debt                           -         (162)          -         (329)
                           ----------   ----------  ----------   ----------
  Net income (loss)
   available for common    $   (4,483)  $    3,194  $       18   $    4,509
                           ==========   ==========  ==========   ==========

Per common and common
 equivalent share:
  Income (loss) before
   extraordinary item      $    (0.23)  $     0.18  $     -      $     0.25

Extraordinary item:
 Loss on extinguish-
  ment of debt                    -          (0.01)       -           (0.01)
                           ----------   ----------  ----------   ----------
  Net income (loss)
   per common share        $    (0.23)  $     0.17  $     -      $     0.24
                           ==========   ==========  ==========   ==========

<F1>
Fully-diluted earnings per share are not presented, as such calculations would be anti-dilutive.

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